Exhibit 99.2

Cambium Learning Group, Inc.

Third Quarter 2017 Earnings Conference Call

November 14, 2017

Cambium Learning Group, Inc. – Third Quarter 2017 Earnings Conference Call, November 14, 2017

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C O R P O R A T E P A R T I C I P A N T S

Scott McWhorter, General Counsel and Corporate Secretary

John Campbell, Chief Executive Officer

Barbara Benson, Chief Financial Officer

C O N F E R E N C E C A L L P A R T I C I P A N T S

Neil Weiner, Foxhill Capital Partners

A.J. Guido, Goldentree Asset Management

P R E S E N T A T I O N

Operator:

Good day, ladies and gentlemen, and welcome to the Cambium Learning Group Third Quarter 2017 Earnings Conference Call. At this time, all participants are in a listen-only mode. Later, we'll have a question-and-answer session and instructions will be given at that time. If anyone should require assistance during the conference, please press star, then zero on your touchtone telephone to reach an Operator. As a reminder, this conference call is being recorded.

I would now like to introduce your host for today, Scott McWhorter, General Counsel and Corporate Secretary of Cambium Learning Group. Sir, you may begin.

Scott McWhorter:

Thank you, and welcome everyone to Cambium Learning Group's Third Quarter 2017 Earnings Conference Call. I am Scott McWhorter, Cambium's General Counsel. With me today are John Campbell, Cambium Learning's Chief Executive Officer, and Barbara Benson, Chief Financial Officer.

Statements made on this call, including those during the question-and-answer session, may contain forward-looking statements that are subject to risks and uncertainties. Please refer to the Safe Harbor statement included in today's press release, as well as Cambium Learning Group's periodic filings with the SEC, for a complete discussion of the risks and uncertainties that could cause actual results to differ materially from those expressed today.

We will be discussing certain non-GAAP financial results, including Adjusted EBITDA and Cash Income. The press release and Form 10-Q issued earlier today contain a reconciliation of these non-GAAP financial measures to the most comparable GAAP measures. Because of the high percentage of amortization expense, deferred revenue, and other non-cash, non-operational items in our reported GAAP income, we report these non-GAAP measures as key performance metrics. Management believes these metrics help portray the underlying trajectory of the business and give you a view of operations from Management's perspective, since these are the metrics used internally to assess performance.

Now, it is my pleasure to turn the call over to John Campbell.

Cambium Learning Group, Inc. – Third Quarter 2017 Earnings Conference Call, November 14, 2017

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John Campbell:

Thanks, Scott. Good morning, everyone, and thank you for joining us today. Double-digit Bookings growth from our 100% digital segments, Learning A-Z and ExploreLearning, and by Voyager Sopris Learning's LANGUAGE! Live solution, drove Cambium Learning's results in the third quarter, our seasonally most important period of the year, and the largest Bookings quarter in our Company's history. Technology-enabled solutions in total represented 77% of Bookings year-to-date, compared to 71% last year. The higher margins of these products are transforming our business model, driving Cash Income and Adjusted EBITDA margins higher. This transformation, combined with the operational improvements we have made and our reduced interest expense, nearly doubled our GAAP net income. Overall, these strong results demonstrate the increasing success of our development, marketing and sales investments, and the efficacy of our educational technology solutions that help all students reach their full potential.

Let's look at our segments' performance. Learning A-Z, the standard bearer of our digital solution strategy, grew Bookings 9% in the first nine months on 10% growth in the third quarter. Raz-Kids, our online solution offering leveled readers for elementary students, and Raz-Plus, our blended learning platform that recently celebrated its first anniversary, are growing well and just surpassed a milestone of over 6 billion e-books read by preK-6 learners. It is an honor to have dedicated teachers rely on us for solutions that advance literacy.

On our last call, we noted a shift in funding availability from the second quarter into the third quarter. The third quarter started very strong in July, but in August and September pacing slowed. The realities of this market are that school districts and their purchasing habits and pacing are not always as predictable as we would like, and at this point we are adjusting down our Bookings outlook for Learning A-Z to at least 10% growth over last year. We remain confident in Learning A-Z's trajectory and double-digit Bookings growth will add over $7 million to the top line this year, in our highest margin segment.

Let us move now to ExploreLearning. This segment grew Bookings 18% in the third quarter, and for the year-to-date nine month period. Our investments in development, marketing and sales continue to pay off for both our Gizmos and Reflex solutions, which are each growing at a strong double-digit rate. Last week, we acquired IS3D, LLC, a startup that developed Cogent Education’s award-winning Interactive Cases. Cogent Interactive Cases are dynamic online experiences that allow students to simulate real world STEM activities by playing the role of a professional tasked with solving a real world problem that, like Gizmos math and science simulations, engage and immerse students to help them master difficult concepts through authentic problem solving. We plan to integrate these resources into Gizmos and expect the integrated product to be initially available by 2019. We are very excited about this opportunity to strengthen our ability to help STEM students and equally excited about gaining talented development employees. We added 13 new members to the ExploreLearning team with this acquisition. Given ExploreLearning performance to date, we expect continued strong results and have slightly raised our outlook for Bookings growth in 2017 to be at least 17%.

At Voyager Sopris Learning, first nine months Bookings declined 15% on a 4% decline for the third quarter, a sequential improvement from second quarter, driven by the segment's digital flagship LANGUAGE! Live's strong growth of 38% for the third quarter, and 23% for the year-to-date period. We have built good momentum with LANGUAGE! Live, a high-efficacy adolescent intervention solution, and it will be a meaningful contributor this year, approaching $10 million in Bookings. While Voyager Sopris Learning has made steady progress in repositioning its role in the intervention market place, the segment’s Bookings have run below our forecast. Velocity, our newly launched revolutionary, comprehensive English language arts program, is gaining traction, but slowly. Our legacy solutions have declined at a faster pace than we forecasted, although this does not affect our longer term plans as we are strategically transitioning away from these solutions. We have taken

Cambium Learning Group, Inc. – Third Quarter 2017 Earnings Conference Call, November 14, 2017

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decisive action with this segment's cost structure to provide Voyager Sopris Learning with the flexibility it needs to complete its transformation.

In November, we completed additional restructuring actions to reduce this segment's cost structure and further flatten its management structure, to ensure it has appropriate time and flexibility to complete its transformation, while generating profits from legacy products and building momentum on more impactful technology-enabled solutions that represent its future top line growth and profitability expansion. These actions will result in meaningful cost savings that Barbara will detail in a moment. Over time, we expect to reverse the Bookings trends, as we realize the potential of our newer, more personalized technology subscription solutions.

We recently named Aaron Ingold, President of Voyager Sopris Learning. Aaron was Senior Vice President of Sales of Voyager Sopris Learning and has a deep expertise in education technology sales, including a long tenure with Cambium Learning's digital solutions. We look for Aaron to complete Voyager Sopris Learning's strategic transformation and accelerate its capture of its tremendous market opportunity.

Our long-term strategy for Voyager Sopris Learning has not changed. Clearly, it continues to take longer than we had planned and we have, perhaps, rushed the timeframe of its return to overall growth. We believe that we have taken appropriate actions with the cost structure to give it room and time to grow. Turning this segment around is a worthy objective, as these intervention solutions serve a significant market need and can literally change the entire course of a student's life. The U.S. educational market has a critical need for high-quality effective intervention and our suite of digital and technology-enabled products addresses that need.

For 2017, we have revised our outlook for Voyager Sopris Learning's Bookings to a decline of at least 15% from last year, from our previous forecast of a decline between 5% to 10%.

In the final months of the year, we remain focused on delivering the strongest results possible in 2017. Bookings growth has moderated to some degree, leading us to adjust our outlook somewhat, but we nonetheless expect overall growth this year, with double-digit Bookings growth at both Learning A-Z and ExploreLearning. It is important to note that our fastest growing segments are also our most profitable. We expect to report expanded net income, higher Adjusted EBITDA and Cash Income profitability, and higher cash generation than last year.

Cambium Learning's mission is to help all students reach their full potential through individualized and differentiated instruction. We use a research-based personalized approach, delivering an increasing mix of SaaS resources and instructional products that engage students and support teachers in fun, positive, safe and scaleable environments. We are accelerating the returns we deliver, executing against our financial objectives, keeping our core principles in mind: every learner has untapped potential; that teachers matter and are the foundation of education; and that data, instruction and practice are the keys to success in the classroom and beyond.

Now, I'll turn the call over to Barbara for a review of the financials and more detail on our outlook. Barbara?

Barbara Benson:

Thanks, John, and good morning, everyone. I'll start the financial review with a look at Bookings. Company-wide Bookings for the third quarter of 2017 were up 6%, or $4.3 million, compared to prior year third quarter.

Cambium Learning Group, Inc. – Third Quarter 2017 Earnings Conference Call, November 14, 2017

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By segment, for the third quarter, Learning A-Z grew 10%, ExploreLearning grew 18%, and Voyager Sopris Learning declined 4%. This brought year-to-date 2017 company-wide Bookings to $127.4 million, up slightly compared to last year.

By segment, for the nine-month period, Learning A-Z was up $4.9 million, or 9%, ExploreLearning was up $3.5 million, or 18%, and Voyager Sopris Learning was down $8.1 million, or 15%. 2017 Bookings for the nine-month period had a segment mix of 47% Learning A-Z, 18% ExploreLearning, and 35% Voyager Sopris Learning. Company-wide technology-enabled products made up 77% of the year-to-date 2017 Bookings mix, compared to 71% in the same period of 2016.

GAAP net revenues for the first nine months of 2017 grew $5 million, or 4%, to $119.9 million. Growth in GAAP net revenues for the year-to-date period was more favorable than Bookings growth, due to the large portion of GAAP revenues in the first part of the year that represents the recognition tail of prior year Bookings. Current year Bookings began to impact the GAAP revenues more significantly in Q3, especially at Voyager Sopris Learning.

Costs and expenses for the first nine months of the year, excluding restructuring costs, were flattish, down less than 1%, compared to prior year, with the benefit of last year's cost right-sizing activities at Voyager Sopris Learning offset by planned investments in development, marketing and sales at Learning A-Z and ExploreLearning to support full year growth.

Adjusted EBITDA grew by $5.2 million, or 17%, for the nine-month period, compared to prior year, and EBITDA margin grew from 27% to 30%, as GAAP revenue growth leveraged flattish costs and expenses. Additionally, our higher margin segments, Learning A-Z and ExploreLearning, comprised 63% of net revenues for the first nine months of 2017, compared to 57% of net revenues for the first nine months of 2016.

Capital expenditures were $13.9 million in the first nine months of 2017. That's $11.9 million on product development and $2 million on general expenditures. Capex spending year-to-date in 2017 is $2.3 million lower than 2016, driven by lower spend at Voyager Sopris Learning, which had higher 2016 expenditures due to the work on Velocity. Learning A-Z capex spending is up slightly with ongoing enhancements to existing products and ExploreLearning capex spending is up 16% with work on the new product to be released in late 2018.

Cash Income grew from $25.5 million for the nine-month period of 2016 to $28.6 million for the nine-month period of 2017, a 12% increase. Cash Income margin expanded from 20% in the nine-month period of 2016 to 22% of the nine-month period of 2017. The improvement in Cash Income is attributable to the top line growth at the Learning A-Z and ExploreLearning segments, and the additional leverage achieved from lower capex spending.

Net income was $14.8 million for the first nine months of 2017, a 98% increase over the $7.5 million reported for the 2016 nine-month period. We often focus on non-GAAP measures because our primary business model is subscription-based. However, the net income improvement nicely highlights how we have reduced our interest expense burden and how Bookings growth over the past few years has resulted in consistently increasing GAAP revenues.

Interest expense was $3.8 million for the first nine months of 2017, $1.8 million lower than the $5.6 million reported for the same period of 2016, as a result of the $25 million of voluntary principal payments made in late 2016, and the ongoing scheduled quarterly amortization payments.

Income tax expense represents primarily state taxes, as we expect to use our NOL's to shield federal taxes this year.

Cambium Learning Group, Inc. – Third Quarter 2017 Earnings Conference Call, November 14, 2017

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Cash and cash equivalents at September 30 were $12.1 million. Cash provided by operations was $25.6 million for the first nine months of 2017, compared to $21.8 million for the first nine months of 2016, reflecting the higher operational results and lower cash interest, combined with a few other favorable working capital usages, including lower incentive compensation payments in 2017. In line with our historical pattern, we used cash in the first half of the year and are generating cash in the third and fourth quarters, using our revolving credit facility to manage this seasonal cash pattern. During the third quarter of 2017, we paid in full the $16 million we had outstanding on our revolver. To date through September, we have made $5.3 million of scheduled amortization payments on our term loans and ended the third quarter with $70.9 million of principal outstanding.

I will move now to some information on fourth quarter activity and the full year 2017 outlook.

First, in mid-October we made a voluntary payment of the remaining $9.6 million of principal on the Term Loan B of the Senior Secured Credit Facility. That leaves us with just the Term Loan A outstanding for year end, which will have a principal amount of $59.5 million at year end, absent any additional voluntary payments.

Second, in response to the continued decline in Bookings at the Voyager Sopris Learning segment, in early November we completed a restructuring to reduce this segment's cost structure. The restructuring eliminated 30 positions at the Voyager Sopris Learning segment, which is expected to result in an annualized run rate savings of approximately $3.1 million. Total severance expense in 2017 is expected to be approximately $1.5 million, with $0.3 million reported in the third quarter at the start of restructuring and the remaining $1.2 million in the fourth quarter with its completion. The severance is primarily related to the elimination of positions at Voyager Sopris Learning, but there were also a few reductions made within the shared services organization. The severance costs will be excluded from the Adjusted EBITDA and Cash Income metrics.

The last Q4 update item, our ExploreLearning segment completed the acquisition of IS3D, LLC on November 9th. As John mentioned, we will integrate the Cogent Education content and functionality into the ExploreLearning Gizmos product line, which is expected to be completed by 2019. Although the Cogent Education content is currently available for sale on a standalone basis, these standalone sales are not our focus and are not expected to be material, and therefore the acquisition is not expected to become additive to the top line until the release of the integrated product in 2019. The integration costs will be included with ExploreLearning capex in 2018 and we'll be providing more information on that at the year-end earnings call.

For the full year 2017 outlook, we expect Bookings for Learning A-Z to grow at least 10%, compared to 2016. Learning A-Z had year-to-date Q3 Bookings growth of 9% and must deliver at least 13% year-over-year growth in the standalone fourth quarter to achieve this forecast. The segment has had a strong enough start to the fourth quarter and enough pipeline to make us comfortable with this forecast.

We expect Bookings for ExploreLearning to grow at least 17%, compared to 2016. ExploreLearning had year-to-date Q3 Bookings growth of 18% and must deliver at least 14% year-over-year growth in the standalone fourth quarter to achieve this forecast. ExploreLearning has a tough prior year comparable period, with a large early renewal in Q4 2016, but this segment has had great momentum all year in both its Gizmos and Reflex product lines, and also had a strong start to the fourth quarter.

Bookings for the Voyager Sopris Learning segment are expected to be at least 15% lower than 2016, which is consistent with the 15% decline we saw year to date for the nine-month period. We have been pleased with the performance of the flagship digital solution LANGUAGE! Live, and this solution’s strong growth has increased Voyager Sopris Learning’s technology product mix to 36% for the first nine months of 2017, compared to 30% for full year 2016. I expect full year 2017 Voyager Sopris Learning technology mix to be roughly consistent with the 36% we see year to date.

Cambium Learning Group, Inc. – Third Quarter 2017 Earnings Conference Call, November 14, 2017

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Given these segment forecasts, we expect overall company-wide Bookings to grow between 1% and 4%, compared to 2016, and we continue to expect our mix in technology-enabled products to approach approximately 80% this year.

Capex is expected to be roughly $19 million, with product development expenditures between $16 million and $17 million, and the remaining smaller amount for general capex.

Adjusted EBITDA and Cash Income margin are expected to grow slightly for the full year 2017, versus 2016. Adjusted EBITDA margin for the full year 2016 was 28% and the Adjusted EBITDA margin for the 2017 nine-month period was 30%, so we have seen growth so far this year. I expect that slowing GAAP revenue recognition for the Voyager Sopris Learning segment will put some pressure on Adjusted EBITDA margin in the fourth quarter. I am forecasting a slower revenue recognition pace at Voyager Sopris Learning, as revenue trending for that segment starts to catch up with Bookings trending, and because of the transition to digital subscription solutions which are recognized over time, rather than upfront. Still, we should continue to benefit from the shift in mix to the higher margin Learning A-Z and ExploreLearning segments, so I am estimating expansion over last year of as high as two percentage points.

Cash Income margin for full year 2016 was 20%, and Cash Income margin for the 2017 nine-month period was 22%, so we have also seen nice growth so far in the Cash Income margin. Generally, Cash Income margin is negatively impacted by seasonality in the fourth quarter, but again, we will benefit from having more high margin technology solutions in the mix, and I am estimating Cash Income margin expansion over last year of as high as two percentage points. 2017 Cash Income performance will be highly dependent on top line achievement.

We will continue to build cash through the end of the year. The year end cash balance will be impacted by our operational results and, of course, by timing of the accounts receivable collections and vendor payments, but assuming midpoint in our estimates, and also excluding any additional voluntary repayments of debt, I expect cash to end the year in the neighborhood of $19 million.

In summary, our updated Bookings forecast looks for more modest growth for our Learning A-Z segment and a larger decline in our Voyager Sopris Learning segment than previously forecasted. However, even though we'll have a top line decline at Voyager Sopris Learning, our highest margin digital segments, Learning A-Z and ExploreLearning, are expected to drive overall company-wide full year Bookings growth. Our costs are being managed well and we expect expansion of Adjusted EBITDA, Cash Income and net income dollars and margins.

With that, I would like to move on to our Q&A session.

Operator:

Thank you. At this time, if you have a question, please press star, then one on your touchtone telephone. If your question has been answered and you wish to remove yourself from the queue, you may do so by pressing the pound sign. Again, to ask a question, please press star, then one.

Our first question comes from the line of Neil Weiner of Foxhill Capital Partners. Your line is open, sir.

Neil Weiner:

Good morning, John and Barbara. How are you?

Cambium Learning Group, Inc. – Third Quarter 2017 Earnings Conference Call, November 14, 2017

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John Campbell:

Good Morning.

Neil Weiner:

I have several questions. First, can you tell me if the hurricanes in Houston and Miami had any impact on the Bookings in the third quarter?

John Campbell:

I would say yes. I mean, the reality is, when you have hurricanes in two of your most populated states, there is some impact to pushing some sales into the fourth quarter. It's not huge, but there are several districts in both Texas and Florida that pushed to the fourth quarter.

Neil Weiner:

I guess I'm trying to understand the slowdown in LAZ. Is that a function of the hurricane issue or is it something else?

John Campbell:

I think it's something else. The reality is, Neil-you and I have worked with this for a long time-we've had a lot of success at Learning A-Z, and my view on its opportunity really hasn't changed, we still have so much opportunity in front of us, but because of our success our penetration in our target K-6 classrooms is approximately 18% or 19%, so I think we need to tweak and adjust some of the things we do, to go after more of those zero dollar accounts. We've been very successful having a group of customers that love our products, buy multiple products, buy multiple years, buy multiple classrooms, and I think we have to expand and adjust a little more to deal with what I call zero dollar accounts or new customers.

The other piece to it that I think, in terms of opportunity, is we are in a 175 countries, Neil, as you know, and, really, in them in a relatively small way, and while we’re in them in a relatively small way, the reality is we'll bring in $9.4 million this year already in international sales. So, I think, when you take a look at what we can do with penetration in the United States still, with it being at 18% or 19%, and what we look at in terms of international, there’s things that we need to do somewhat differently, but the opportunities are still enormous for Learning A-Z.

Neil Weiner:

Okay. Do you still think you can grow 15% in '18?

John Campbell:

I would say at this point double-digit. I don't know that I have an exact number, but certainly between 10% and 20%. We're working through the budget process right now, so I'll have more for you on those kind of estimates when we get to our end of year call, but I think to answer your question generally, the answer would be, yes, we still intend to grow that kind of rate.

Cambium Learning Group, Inc. – Third Quarter 2017 Earnings Conference Call, November 14, 2017

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Neil Weiner:

In VSL, clearly, this is the second year that you've been way off in terms of your planning. What is it that you've missed, do you think? Is it the slowdown of the legacy products, is it the slow uptake in Velocity? What do you think it's been that you've missed in terms of planning and budgeting?

John Campbell:

I think you've hit in right on the head, both of those things. I think the reality is the legacy products have fallen off faster than we would have forecasted and Velocity has not grown as fast as we had forecasted. I think, when I look back at products both by us and by other companies, it takes longer than we would like. We would all like a new revolutionary product that get results in the classroom, makes a difference for kids, to take off immediately, but that often doesn't happen, it often takes years. I remember back to products like READ 180 that took five, six years. We certainly don't want to take that long. I look at Reading A-Z and Raz-Kids, when we introduced that, it took two or three years to get the kind of traction we wanted. I take a look at Reflex and the great success that's had, it took a year or two to get to the point where we were excited about it. So, it's following a similar pattern, it's not going as fast as we would like, but I continue to think that Velocity is going to be a fundamental sort of key product for Voyager Sopris Learning, and I think we just wanted it to be sooner than it's been.

Neil Weiner:

Does it have material sales for 2017?

John Campbell:

It's currently less than $1 million.

Neil Weiner:

Are you-I guess the question is, is it seeded in a lot of classrooms, or that's also slower than you anticipated?

John Campbell:

No, it's seeded in a lot of classrooms. What we do is we have a pretty large pilot program, so we have lots of pilots and we have lots of seeds and lots of classrooms, but, generally, a district puts it in three classrooms and doesn't buy it for the district right away until they feel comfortable that its getting results, that the teachers like it, that it's easy to use, and we believe all those things will bear out, but it is taking time. So, yes, we have seeded in a great number of places, we have pilot programs, and, really, we took those pilot programs from what we learned in doing Reflex and what we learned in doing Raz-Kids.

Neil Weiner:

Okay. In EL, are you still on target to produce a new Reflex product next year?

John Campbell:

Yes, Fractions.

Cambium Learning Group, Inc. – Third Quarter 2017 Earnings Conference Call, November 14, 2017

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Neil Weiner:

Fractions, right. Then, lastly, I looked at the website of content-was it Creative Content? I forget what it's called.

John Campbell:

Cogent.

Neil Weiner:

Cogent Content, thank you. So, you intend not to use their standalone product, but to integrate some of their content into Gizmos; is that correct?

John Campbell:

We may continue to sell the current product, but its small numbers. What we were trying to share is the real strategy behind it is twofold. If you can just wait a second, I will go into a bit of the strategy. One is ExploreLearning Gizmos are all about inquiry-based learning, and this is a good fit for inquiry-based learning, but it raises the story level and raises the engagement. We can see where at the very beginning it's a great way to increase the engagement and excitement of learning biology, but that's not really the strategic reason for buying the product. The strategic reason for buying the product is not only the product but also the people, so that we can raise the engagement level of Gizmos overall, one, and, two, leverage the idea of how they do real-time assessment, because current Gizmos don't have real-time assessment, per se. So, what we’re going to gain is this ability to tell stories around these interactive cases, and also real-time assessment, bring all that to Gizmos and have it be far more than just biology, and we’re also picking up 13 great people. So doing that altogether, we believe that we can continue to grow Gizmos as we have for the last 15 years. Originally, way back when, when we bought Gizmos, it was a 6-12 products. Since then, we added grade three to six, and we changed the Gizmos and we added more questions and we made it more interactive, we've done a lot of changes over the years, but we thought this would be a way to do a little bit more of a step-increase to how we are investing in Gizmos. We think Gizmos is a long-term, great solution that we wanted to invest in.

Neil Weiner:

Do you anticipate using this technology to expand the product line in Gizmos?

John Campbell:

I think the way we look at it is strengthen Gizmos.

Neil Weiner:

Okay, and then one quick question for you, Barbara. You said that you expect to have $19 million of cash at the end of the year, and Term Loan A about $59 million. So, would that bring your kind of net debt to about $32 million, approximately, by year end?

Barbara Benson:

Right.

Cambium Learning Group, Inc. – Third Quarter 2017 Earnings Conference Call, November 14, 2017

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Neil Weiner:

Okay. I'll get back in the queue.

Barbara Benson:

Yes, $59.5 million of principal and cash of $19 million, the net debt-actually, I've got $40.5 million.

Neil Weiner:

Okay, $40.5 million.

Barbara Benson:

Right, yes.

Neil Weiner:

Okay. I'll get back in the queue. Thank you.

Operator:

Thank you. Ladies and gentlemen, if you have a question, you may ask by pressing star, then one on your touchtone telephone. Again, to ask a question, please press star, then one.

Our next question comes from the line of A.J. Guido of Goldentree. Your line is open, A.J.

A.J. Guido:

Hi, Barbara. Hi, John. Thanks for the call.

John Campbell:

Hello.

A.J. Guido:

John, just a question regarding Learning A-Z and your comments about international growth versus domestic. Any major differences in profitability between the two?

John Campbell:

International is less profitable, because you often have a reseller involved, and so there is some less profitability. Domestically, all of your sales are your own costs, so to speak. So, it's a little less profitable to be international, yes.

A.J. Guido:

Okay. All right, that’s it. Thanks.

Cambium Learning Group, Inc. – Third Quarter 2017 Earnings Conference Call, November 14, 2017

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Operator:

I am showing no further questions in the queue at this time. I would like to turn the call back over to Mr. Campbell, CEO, for closing remarks.

John Campbell:

Well, thanks again for everyone joining us on our call today. We look forward to reporting our fourth quarter results in our next call. So, have a great day and thank you.

Operator:

Ladies and gentlemen, this does conclude today's conference. You may now disconnect. Everyone, have a great day.